UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 13, 2005

Date of Report (Date of earliest event reported)

Ambassadors International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-26420	91-1688605
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1071 Camelback Street

Newport Beach, CA 92660

(Address of principal executive offices) (Zip Code)

(949) 759-5900

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Material Definitive Agreement.

On May 13, 2005, at the Annual Meeting of stockholders, the stockholders of Ambassadors International, Inc. (the “Company”) approved the adoption of the Ambassadors International, Inc. 2005 Incentive Award Plan (the “Plan”) that provides for the grant of equity awards to independent members of the board, employees and consultants.

A summary of the principal provisions of the Plan is set forth below. The summary is qualified by reference to the full text of the Plan, which is attached hereto as Exhibit 10.1.

Administration

The board of directors will administer the Plan as to participation in the Plan by the independent members of the board of directors. As to all other participants, the Plan generally will be administered by the Compensation, Nominating and Corporate Governance Committee of the board of directors. The administrator will have full authority to establish rules for the proper administration, interpretation and application of the Plan, to select the employees, consultants and directors to whom awards are granted, and to set the date of grant, the type of award, the price to be paid, if any, the vesting schedule, and the other terms and conditions of the awards. The administrator may modify outstanding awards as provided in the Plan.

Limitation on Awards and Shares Available

There are 600,000 shares of common stock of the Company, par value $0.01 per share, available for issuance under the Plan. The maximum number of shares of common stock that may be subject to one or more awards granted to a participant during each calendar year is 200,000 shares. With respect to cash performance awards, the annual award limit is $500,000.

Awards

The Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, restricted stock units, performance awards, dividend equivalents, deferred stock, stock payment awards and stock appreciation rights to eligible individuals. The terms of the awards are subject to the provisions in the award agreement, which are set by the administrator consistent with the terms of the Plan.

The exercise price of a stock option shall not be less than the fair market value of the Company’s common stock on the date of grant. No stock option shall be exercisable later than ten (10) years after the date it is granted. The administrator is authorized to grant awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Plan enumerates certain performance criteria that may be used in granting such awards.

Amendment and Termination

The administrator may amend, modify, suspend or terminate the Plan at any time; provided, however, that stockholder approval will be obtained for any amendment to the extent necessary and desirable (i) to increase the number of shares which may be issued under the Plan, (ii) to expand the classes of persons to whom awards may be granted under the Plan or (iii) to decrease the exercise price of any outstanding option or stock appreciation right granted under the Plan.

In addition, no amendment, suspension or termination of the Plan shall, without the consent of the holder, alter or impair any rights or obligations under any award theretofore granted or awarded, unless the award itself otherwise expressly so provides.

Miscellaneous

The Plan also contains provisions with respect to the treatment of awards upon sale of the Company, transferability of awards, tax withholding requirements, and term of the Plan, which is until March 18, 2005. Various other terms, conditions and limitations apply, as further described in the Plan.

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Item 9.01 Exhibits.

(c) Exhibits

10.1	The Ambassadors International, Inc. 2005 Incentive Award Plan

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBASSADORS INTERNATIONAL, INC.

Date: May 16, 2005	By:	/s/ Brian R. Schaefgen
Brian R. Schaefgen
Chief Financial Officer

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